Assignment and Assumption Agreement

      This Assignment and Assumption Agreement (this "Agreement") is dated this 30th day of April, 2004, and is effective as of the Effective Time (as defined herein), by and between DTE MOBILE, LLC, a Delaware limited liability company (the "Assignor"), and REGENCY POWER CORPORATION, a Delaware corporation (the "Assignee"). The Assignor and the Assignee are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                   WITNESSETH

      WHEREAS, MESC Capital, LLC, a Delaware limited liability company (the "Company"), was formed by virtue of its Certificate of Formation filed with the Secretary of State of the State of Delaware on October 3, 2003, and Assignor is the sole member of the Company;

      WHEREAS, the Assignor desires to sell, transfer and assign to the Assignee, and the Assignee desires to purchase, for such consideration and on the terms set forth herein, fifty percent (50%) of the Assignor's limited liability company interest in the Company and fifty percent (50%) of the right, title and interest of the Assignor as a member of the Company (the "Transferred Interest"); and

      WHEREAS, simultaneously with the execution and delivery of this Agreement, the Parties have entered into that certain Operating Agreement of MESC Capital, LLC, dated as of the date hereof (the "Operating Agreement"), which, in accordance with its terms, is effective as of the Effective Time (as defined herein).

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   Article I.
                                   ASSIGNMENT

            1.1 Payment of Purchase Price. To cause the Assignor to sell, transfer and assign the Transferred Interest, the Assignee shall, as of the Effective Time, pay three million dollars ($3,000,000) to the Assignor (the "Purchase Price"), in immediately available funds, by wire transfer in accordance with the instructions provided by the Assignor in writing.

            1.2 Assignment. In consideration of the payment of the Purchase Price in accordance with Section 1.1, and effective as of the Effective Time, the Assignor hereby irrevocably conveys, assigns and transfers to the Assignee all of its right, title and interest in respect of the Transferred Interest.

            1.3 Assumption. The Assignee hereby accepts, as of the Effective Time, the assignment, transfer and conveyance of the Assignor's right, title and interest in respect of the Transferred Interest, and accepts and assumes and undertakes to perform, and agrees that the Assignor shall have no obligation or liability to perform, the obligations and liabilities of the Assignor in respect of the Transferred Interest arising at or after the Effective Time under the Operating Agreement.

            1.4 Admission as Member. Effective as of the Effective Time, the Parties agree that the Assignee is hereby admitted as a member of the Company.

            1.5 Effective Time. For purposes hereof, the "Effective Time" shall mean the point in time at which all of the following conditions precedent are and have been satisfied or otherwise waived by the Parties:

                  (a) all representations and warranties contained in Article II hereof shall be true and correct in all material respects;

                  (b) there is not in effect any order or law prohibiting, restraining or making illegal the consummation of the transactions contemplated hereby or by the Transaction Documents (as defined in the Operating Agreement);

                  (c) the Purchase Price shall have been paid by Assignee or arrangements mutually acceptable to Assignor and Assignee shall have been made for the payment thereof simultaneous with the Effective Time;

                  (d) the Operating Agreement shall have been executed and delivered by all of the parties thereto in substantially the form attached as Exhibit A hereto;

                  (e) the Closing Capital Contributions (as defined and provided in the Operating Agreement) shall have been made or arrangements mutually acceptable to Assignor and Assignee shall have been made for the payment thereof simultaneous with the Effective Time;

                  (f) the Management Services Agreement (as defined in the Operating Agreement) shall have been executed and delivered in substantially the form attached as Exhibit B hereto;

                  (g) the Transaction Documents (as defined in the Operating Agreement, but excluding the Management Services Agreement, which is referenced in Section 1.5(f) above) shall have been executed and delivered and any conditions precedent specified therein shall have been satisfied;


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

                  (h) the financing contemplated by the Financing Documents (as defined in the Operating Agreement) shall have been consummated and funded;

                  (i) each relevant Party shall have received executed opinions of counsel, in form and substance reasonably acceptable to such Party, dated the date on which the Effective Time occurs; and

                  (j) each Party shall have received final forms of those engineering reports, environmental reports and certificates confirming insurance as are required to be delivered upon the consummation of the transactions contemplated under the Transaction Documents.

                                  Article II.
                         REPRESENTATIONS AND WARRANTIES

      Each Party, as and to the extent specified below, makes the following representations and warranties, as of the date hereof and as of the Effective Time, to the other Party:

            2.1 Corporate Status and Authorization. Such Party is validly formed, existing and in good standing under the applicable laws of the jurisdiction of its organization. Each Party has all necessary power and authority to enter into and perform its obligations under this Agreement.

            2.2 Authorization. The execution, delivery and performance by such Party of this Agreement, and the consummation of the transactions contemplated hereby, have been authorized by all necessary corporate or other action on the part of such Party and do not require any authorization or approval of any member or owner of such Party that has not been given or obtained.

            2.3 Validity. This Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and by general principles of equity.

            2.4 No Conflict. The execution and delivery of this Agreement, the performance of this Agreement by such Party in accordance with its terms and the transfer and sale of the Transferred Interest do not and will not:

                  (a) violate or conflict with the constitutive documents of (i) such Party, or (ii) in the case of the Assignor only, the Company (including the Operating Agreement);


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

                  (b) violate or conflict with any applicable law or any order, decree, judgment, consent, license, permit or other approval of any court or other governmental authority which is binding on (i) such Party or its property, or (ii) in the case of the Assignor only, the Company or its property;

                  (c) violate, result in a default under or result in the termination, acceleration or mandatory prepayment of (with or without the giving of notice, the passage of time or both) any obligation under any contract or indebtedness to which such Party is a party or by which such Party or any of its properties are bound; or

                  (d) in the case of the Assignor, result in the imposition of or creation of any mortgage, pledge, security interest, lien, levy, charge or other encumbrance of any kind whatsoever (a "Lien") on the Transferred Interest.

            2.5 Disclosure. The representations and warranties by Assignor and Assignee in this Agreement do not contain any untrue statement of material fact or omit to state any material fact necessary to make the representations and warranties herein not misleading in light of the circumstances under which they were made or deemed made.

            2.6 Status of the Transferred Interest. The Assignor represents and warrants to the Assignee as of the date hereof as follows:

                  (a) The Assignor is the legal and beneficial owner of the Transferred Interest. The Assignor has good title to the Transferred Interest, free and clear of any Lien and with all necessary power and authority to sell, transfer and assign legal and beneficial ownership of the Transferred Interest to the Assignee. Upon consummation of the sale, transfer and assignment of the Transferred Interest to the Assignee as provided in this Agreement, the Assignee will receive good title to the Transferred Interest, free and clear of Liens and in compliance with the constitutive documents of the Company.

                  (b) The Transferred Interest constitutes fifty percent (50%) of the issued and outstanding limited liability company interests of the Company and is duly authorized, validly issued, fully paid and non-assessable, and was issued in compliance with applicable law and in compliance with the constitutive documents of the Company.

            2.7 Taxes; Tax Returns; Withholding. The Assignor represents and warrants to the Assignee as of the date hereof as follows:

                  (a) the Company has duly filed or caused to be filed on a timely basis all tax returns (other than local tax returns, if any, as to which the Taxes required to be shown thereon do not exceed $1,000 individually and $3,000 in the aggregate) required to have been filed by it in any jurisdiction, and has paid or caused to be paid on a timely basis all taxes shown to be due on such returns and all other taxes payable by it, before they have become delinquent. No issue has been raised by any taxing authority in connection with


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

any prior, pending or ongoing examination relating to taxes with respect to the Company or its property. No taxes shall be due and payable by the Company (whether before or after the date hereof) for any taxable period (or portion thereof) through and including the date hereof, and no sales or transfer taxes shall be imposed on the Company or the Assignee on account of the transfer of the Transferred Interest to the Assignee or the deemed sale and contribution described in Section 3.9 hereof.

                  (b) all taxes required to be withheld by the Company have been collected and withheld, and have been paid in full to the appropriate governmental authority, or set aside in accounts of the Company for such purpose.

            2.8 No Public or Electric Utility. The Assignee represents and warrants to the Assignor that, as of the date hereof, neither Assignee nor any of its affiliates is a "electric utility," "public utility," "electric utility company," public-utility company," "holding company," "electric utility holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company," in each case as defined under Federal Power Act or the Public Utility Holding Company Act of 1935, as applicable, and the rules and regulations thereunder.

                                  Article III.
                               GENERAL PROVISIONS

            3.1 Further Assurances. Each Party agrees to execute and deliver such further documents and instruments and to take such further actions after the date hereof as may be necessary or desirable and reasonably requested by another Party to carry out the assignment contemplated by this Agreement. The undertakings set forth in this Section 3.1 shall survive the Effective Time.

            3.2 Termination. If the Effective Time does not occur on or before April 30, 2004, then Assignor and Assignee each shall have the right to elect to terminate this Agreement by delivering written notice to such effect to each of the other Parties hereto.

            3.3 Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of each of the other Parties hereto. This Agreement shall bind and inure to the benefit of the Assignor and the Assignee and their respective successors and permitted assigns.

            3.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law), but excluding, to the greatest extent a New York Court would permit, any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.


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

            3.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together constitute one and the same agreement.

            3.6 Captions. The section headings appearing in this Agreement are included solely for ease of reference and are not intended to and shall not affect the interpretation of any provision of this Agreement.

            3.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision hereof in any other jurisdiction. Where provisions of any law or regulation resulting in such prohibition or unenforceability may be waived, they are hereby waived by the Parties to the full extent permitted by law so that this Agreement shall be deemed a valid, binding agreement, enforceable in accordance with its terms.

            3.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof.

            3.9 Federal Income Tax Treatment. Since its formation, the Company has been a disregarded entity for federal income tax purposes because it is owned by a single member. For federal income tax purposes, at the Effective Time, Assignee will be treated as purchasing for $3 million an undivided interest in fifty percent (50%) of the assets of the Company and, immediately thereafter, Assignor and Assignee will be treated as contributing the assets of the Company and the cash contributions required by this Agreement to a newly-formed partnership in which they each will have an initial capital account balance (prior to making any further contributions) of $3 million. For federal income tax purposes, the Purchase Price shall be allocated among the assets of the Company as set forth on Schedule 3.9. The Parties agree to file all tax reports, returns and claims and other statements consistent with such allocation, and shall not make any written statement or take any position on any return, on any refund or other claim, or during the course of any Internal Revenue Service audit or appeal, so long as there exists a reasonable basis in law to maintain such allocation.

            3.10 Termination Payment. The parties agree that, at any time after the Effective Time, upon the termination by Kimberly-Clark Corporation ("K-C") of that certain Amended and Restated Energy Services and Site Coordination Agreement (as it may be amended, modified or supplemented from time to time, the "ESA") between K-C and Mobile Energy Services Company, LLC ("MESC"), Assignor will pay to Assignee a termination payment (the "Termination Payment") in the amount set forth in this Section 3.10. The undertakings set forth in this
Section 3.10 shall survive the Effective Time.


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

                  (a) If K-C shall terminate the ESA pursuant to Section 2.3(a) of the ESA (a "Termination for Convenience"), Assignor shall pay to Assignee the amount set forth in Part A of Schedule 1 within thirty (30) days following such termination, as such amount may be adjusted from time to time in accordance with
Section 3.10(c).

                  (b) If K-C shall terminate the ESA pursuant to Section 2.3(b) of the ESA (a "Termination for Change in Law"), Assignor shall pay to Assignee the amount set forth in Part B of Schedule 3.10 within thirty (30) days following such termination, as such amount may be adjusted from time to time in accordance with Section 3.10(c); provided, that if such Termination for Change in Law occurs on a date other than December 31 of any year, the amount of such Termination Payment shall be prorated based on the number of days elapsed in such calendar year.

                  (c) Notwithstanding the foregoing, the aggregate amount payable at any time to Assignee pursuant to Section 3.10(a) or Section 3.10(b) of this Agreement shall be reduced by 50 percent of all net proceeds received by Assignee prior to the effective date of the Termination for Convenience or the Termination for Change in Law, as the case may be, in connection with sales by MESC of equipment or other assets as permitted by the Financing Documents and the Operating Agreement.

                  (d) The Termination Payment shall be in addition to Assignee's allocable share of any termination or similar payment made under the ESA by K-C to MESC (as such allocable share is determined in accordance with the Operating Agreement), and shall be made without set-off or deduction of any kind.

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

      IN WITNESS WHEREOF, the Parties, acting by and through their respective duly authorized officers or representatives, have executed this Agreement as of the day and year first written above.


                                        DTE MOBILE, LLC

                                        By: /s/
                                            ------------------------------------
                                        Name:
                                        Title:


                                        REGENCY POWER CORPORATION

                                        By: /s/
                                            ------------------------------------
                                        Name:
                                        Title:

                                 [SCHEDULE 3.10]